Exhibit 99.1
                                                                    ------------


FOR IMMEDIATE RELEASE             Contact
                                  -------
                                  Debra DiMaria
                                  Chief Financial Officer
                                  516-248-3377
                                  DebraD@Proginet.com


                   Proginet Announces Share Repurchase Program


GARDEN CITY, NY - APRIL 14, 2003

Proginet Corporation (OTCBB:PRGF), a leader in the global security software market, announced today that the Company's Board of Directors have authorized a Share Repurchase Program of up to one million shares of common stock.

The Company intends to repurchase shares under the program, from time to time, on the OTCBB, under conditions, which allow such repurchases to be accretive to earnings while maintaining its operating cash flow. Proginet will use the services of CIBC Oppenheimer Corp. of New York, New York as broker for the execution of this program.

As of April 1, 2003, the Company had voluntarily delisted from the TSX Venture Exchange. This action terminated the Company's prior Share Repurchase Program, authorized by the Board of Directors in October 2001. Under the 2001 Share Repurchase Program, the Company acquired 4,500 shares of common stock.

"We believe the current stock price does not reflect the substantial opportunities ahead of us nor does it reflect the underlying value of our business," said Kevin M. Kelly, President and Chief Executive. "The approval of this one million share open market repurchase program re-emphasizes our confidence in Proginet's future."

ABOUT PROGINET CORPORATION

Proginet Corporation is a publicly traded, global security software company specializing in secure data transfer and password management solutions. Proginet products span every business sector of the economy and deliver fast implementation for all major platforms, operating systems and application environments for enterprise computing. Proginet products are used by hundreds of customers worldwide, including AT&T, BMW, First Data Corporation, JP Morgan Chase, Progressive Insurance, Prudential Financial, SAFECO, Toronto Dominion Bank, and United Healthcare.

Proginet is headquartered in Garden City, NY 516-248-2000 www.proginet.com.

(C)2003 Proginet Corporation. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Expression of future goals and similar expressions reflecting something other than historical fact involve risks and uncertainties. The actual results the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties.